UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 13, 2015 (February 11, 2015)

American Realty Capital Healthcare Trust II, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-55201	38-3888962
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue New York, New York 10022
(Address, including zip code, of Principal Executive Offices) Registrant's telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Randolph C. Read as Independent Director and Non-Executive Chairman

On February 11, 2015, David Gong resigned from his role as lead independent director and as a member of the board of directors (the “Board”) of American Realty Capital Healthcare Trust II, Inc. (the “Company”), effective as of that same date. Mr. Gong did not resign pursuant to any disagreement with the Company. Mr. Gong served as an independent director and a member of the Company’s audit committee since March 2013. Simultaneously with Mr. Gong’s resignation, the Board appointed Randolph C. Read as an independent director and a member of the audit committee. The Board also appointed Mr. Read as non-executive chairman of the Board. There are no related party transactions involving Mr. Read that are reportable under Item 404(a) of Regulation S-K.

Mr. Read, like the Company’s other independent directors, will participate in the Company’s compensation program for independent directors and the Company’s employee and director incentive restricted share plan. The Company pays to each of its independent directors a retainer of $30,000 plus certain per meeting compensation and reimbursements.  Under the Company’s employee and director incentive restricted share plan, Mr. Read will be entitled to receive an award of 1,333 restricted shares of common stock on the date of his appointment and at each annual stockholder’s meeting thereafter. Restricted stock issued to independent directors under the Company’s employee and director incentive restricted share plan vests over a five-year period following the first anniversary of the date of grant in increments of 20% per annum. Mr. Read will also enter into an indemnification agreement with the Company, a copy of which will be filed as an exhibit to the Company’s next Annual Report on Form 10-K.

Resignation of William M. Kahane as Executive Chairman

On February 11, 2015, in connection with Mr. Read’s appointment as non-executive chairman of the Board, William M. Kahane resigned from his role as executive chairman of the Board. Mr. Kahane will continue to serve in his capacity as a director the Board. Mr. Kahane did not resign pursuant to any disagreement with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL HEALTHCARE TRUST II, INC.

Date: February 13, 2015	By:	/s/ Thomas P. D’Arcy
Thomas P. D’Arcy
Chief Executive Officer